================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------
                                  SCHEDULE 13D
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 8)

                                   ----------


                            THE FORTRESS GROUP, INC.
                                (Name of Issuer)


COMMON STOCK, PAR VALUE $0.01 PER SHARE                         3495K108
--------------------------------------------------------------------------------
    (Title of class of securities)                           (CUSIP number)


       MARJORIE L. REIFENBERG, ESQ                       DAVID P. STONE, ESQ.
LAZARD FRERES REAL ESTATE INVESTORS L.L.C.           WEIL, GOTSHAL & MANGES LLP
           30 ROCKEFELLER PLAZA                           767 FIFTH AVENUE
         NEW YORK, NEW YORK 10020                     NEW YORK, NEW YORK 10153
              (212) 632-6000                               (212) 310-8000
--------------------------------------------------------------------------------
(Name, address and telephone number of person authorized to receive notices and communications)


                                       N/A
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rules 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 (b) for other parties to whom copies are sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of __ pages

================================================================================


NY2:\1015000\07\LR6G07!.DOC\58120.0004

-------------------------------------------------------              -------------------------------------------------------------
CUSIP No.  3495K108                                        13D                                 Page 2
-------------------------------------------------------              -------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                         Prometheus Homebuilders LLC
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- -------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (A) [_]
                                                                                                                          (B) [X]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- -------------------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:
               AF

-------------- -------------------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- -------------------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 Delaware

----------------------- ----- ----------------------------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                         - 0 -
        SHARES
                        ----- ----------------------------------------------------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER:                   1,465,649 shares
       OWNED BY
                        ----- ----------------------------------------------------------------------------------------------------
         EACH            9    SOLE DISPOSITIVE POWER:                    - 0 -
      REPORTING
                        ----- ----------------------------------------------------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:               1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [X]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  33.8% based on the number of shares of Common Stock outstanding on March 28, 2001

-------------- -------------------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                OO

-------------- -------------------------------------------------------------------------------------------------------------------


         SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------              -------------------------------------------------------------
CUSIP No.  3495K108                                        13D                                 Page 3
-------------------------------------------------------              -------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                LF Strategic Realty Investors II L.P.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- -------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (A) [_]
                                                                                                                          (B) [X]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- -------------------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:
               AF

-------------- -------------------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- -------------------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 Delaware

---------------------- ------ ----------------------------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                           - 0 -
       SHARES
                       ------ ----------------------------------------------------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER:                   1,465,649 shares
      OWNED BY
                       ------ ----------------------------------------------------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER:                      - 0 -
      REPORTING
                       ------ ----------------------------------------------------------------------------------------------------
     PERSON WITH        10    SHARED DISPOSITIVE POWER:              1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   33.8% based on the number of shares of Common Stock
               outstanding on March 28, 2001

-------------- -------------------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                PN
-------------- -------------------------------------------------------------------------------------------------------------------

         SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------              -------------------------------------------------------------
CUSIP No.  3495K108                                        13D                                 Page 4
-------------------------------------------------------              -------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                LFSRI II Alternative Partnership L.P.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- -------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (A) [_]
                                                                                                                          (B) [X]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- -------------------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:  AF

-------------- -------------------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- -------------------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 Delaware

----------------------- ----- ----------------------------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                           - 0 -
        SHARES
                        ----- ----------------------------------------------------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER:                   1,465,649 shares
       OWNED BY
                        ----- ----------------------------------------------------------------------------------------------------
         EACH            9    SOLE DISPOSITIVE POWER:                      - 0 -
      REPORTING
                        ----- ----------------------------------------------------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:              1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:   1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  33.8% based on the number of shares of Common Stock outstanding on March 28, 2001

-------------- -------------------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                PN
-------------- -------------------------------------------------------------------------------------------------------------------

         SEE INSTRUCTIONS BEFORE FILLING OUT!


-------------------------------------------------------              -------------------------------------------------------------
CUSIP No.  3495K108                                        13D                                 Page 5
-------------------------------------------------------              -------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                LFSRI II - CADIM Alternative Partnership L.P.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- -------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (A) [_]
                                                                                                                          (B) [X]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- -------------------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:
               AF

-------------- -------------------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- -------------------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                    Delaware

-------------------------- ------- -----------------------------------------------------------------------------------------------
        NUMBER OF            7     SOLE VOTING POWER:                         - 0 -
         SHARES
                           ------- -----------------------------------------------------------------------------------------------
      BENEFICIALLY           8     SHARED VOTING POWER:                 1,465,649 shares
        OWNED BY
                           ------- -----------------------------------------------------------------------------------------------
          EACH               9     SOLE DISPOSITIVE POWER:                    - 0 -
        REPORTING
                           ------- -----------------------------------------------------------------------------------------------
       PERSON WITH           10    SHARED DISPOSITIVE POWER:            1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  33.8% based on the number of shares of Common Stock outstanding on March 28, 2001

-------------- -------------------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                PN
-------------- -------------------------------------------------------------------------------------------------------------------

         SEE INSTRUCTIONS BEFORE FILLING OUT!


-------------------------------------------------------              -------------------------------------------------------------
CUSIP No.  3495K108                                        13D                                 Page 6
-------------------------------------------------------              -------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                Lazard Freres Real Estate Investors L.L.C.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- -------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (A) [_]
                                                                                                                          (B) [X]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- -------------------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:
               AF

-------------- -------------------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- -------------------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 New York

-------------------------- ------ ------------------------------------------------------------------------------------------------
        NUMBER OF            7    SOLE VOTING POWER:                       - 0 -
         SHARES
                           ------ ------------------------------------------------------------------------------------------------
      BENEFICIALLY           8    SHARED VOTING POWER:               1,465,649 shares
        OWNED BY
                           ------ ------------------------------------------------------------------------------------------------
          EACH               9    SOLE DISPOSITIVE POWER:                  - 0 -
        REPORTING
                           ------ ------------------------------------------------------------------------------------------------
       PERSON WITH          10    SHARED DISPOSITIVE POWER:          1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  33.8% based on the number of shares of Common Stock outstanding on March 28, 2001

-------------- -------------------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                OO
-------------- -------------------------------------------------------------------------------------------------------------------

         SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------              -------------------------------------------------------------
CUSIP No.  3495K108                                        13D                                 Page 7
-------------------------------------------------------              -------------------------------------------------------------
-------------- -------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                Lazard Freres & Co. LLC
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- -------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (A) [_]
                                                                                                                          (B) [X]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- -------------------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:   AF

-------------- -------------------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- -------------------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 New York

-------------------------- ------ ------------------------------------------------------------------------------------------------
        NUMBER OF            7    SOLE VOTING POWER:                       - 0 -
         SHARES
                           ------ ------------------------------------------------------------------------------------------------
      BENEFICIALLY           8    SHARED VOTING POWER:               1,465,649 shares
        OWNED BY
                           ------ ------------------------------------------------------------------------------------------------
          EACH               9    SOLE DISPOSITIVE POWER:                  - 0 -
        REPORTING
                           ------ ------------------------------------------------------------------------------------------------
       PERSON WITH          10    SHARED DISPOSITIVE POWER:          1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  1,465,649 shares

-------------- -------------------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  33.8% based on the number of shares of Common Stock outstanding on March 28, 2001

-------------- -------------------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                OO
-------------- -------------------------------------------------------------------------------------------------------------------


         SEE INSTRUCTIONS BEFORE FILLING OUT!

                     This Amendment No. 8 to Schedule 13D (the "Amendment") is filed by Prometheus Homebuilders LLC, a Delaware limited liability company ("Prometheus"); LF Strategic Realty Investors II L.P., a Delaware limited partnership ("LFSRI"); LFSRI II Alternative Partnership L.P., a Delaware limited partnership ("LFSRI II AP"); LFSRI II-CADIM Alternative Partnership L.P., a Delaware limited partnership ("LFSRI CADIM"); Lazard Freres Real Estate Investors L.L.C., a New York limited liability company ("LFREI") and Lazard Freres & Co. LLC, a New York limited liability company ("Lazard", and together with Prometheus, LFSRI, LFSRI II AP, LFSRI CADIM and LFREI, the "Reporting Persons"). Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Schedule 13D originally filed by Prometheus on August 25, 1997 (the "Initial Schedule 13D"). The Initial Schedule 13D, as amended prior to the date hereof, is hereby further amended to update information set forth in Schedules III and IV hereto and otherwise, as follows:

ITEM 6.              CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR
                     RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                     By letter agreement, dated March 29, 2001 (the "Letter Agreement"), Prometheus and the Company amended (i) the Supplemental Warrant Agreement referred to in Amendment No. 5 to the Initial Schedule 13D and (ii) the Warrants and Warrant Certificates issued pursuant to such Warrant Agreement. The principal effect of the amendment is to extend the date on which a portion of such Warrants may first be exercised from September 30, 2001 to the "Extended Exercise Date" referred to in the Letter Agreement. A copy of the Letter Agreement is filed as an Exhibit to this Amendment No. 8.

ITEM 7.              MATERIAL TO BE FILED AS EXHIBITS.


Exhibit 1              Letter Agreement, dated March 29, 2001.

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 24, 2001

              PROMETHEUS HOMEBUILDERS LLC

                       By  LF Strategic Realty Investors II L.P.,
                                its managing member,

                                by  Lazard Freres Real Estate
                                         Investors L.L.C.,
                                         its general partner,

                                         by  John A. Moore
                                             ---------------------------
                                             Name: John A. Moore
                                             Title: Principal & Chief
                                                    Financial Officer


              LF STRATEGIC REALTY INVESTORS II L.P.

                       By  Lazard Freres Real Estate Investors
                                L.L.C., its general partner,

                                by  John A. Moore
                                    ----------------------------
                                    Name: John A. Moore
                                    Title: Principal & Chief
                                           Financial Officer


              LFSRI II ALTERNATIVE PARTNERSHIP L.P.

                       By  Lazard Freres Real Estate Investors
                                L.L.C., its general partner,

                                by  John A. Moore
                                    ----------------------------
                                    Name: John A. Moore
                                    Title: Principal & Chief
                                           Financial Officer

            LFSRI II-CADIM ALTERNATIVE PARTNERSHIP L.P.

                       By Lazard Freres Real Estate Investors
                             L.L.C., its general partner,

                             by  John A. Moore
                                 ----------------------------
                                 Name: John A. Moore
                                 Title: Principal & Chief
                                        Financial Officer


            LAZARD FRERES REAL ESTATE INVESTORS L.L.C.

                             by  John A. Moore
                                 ----------------------------
                                 Name: John A. Moore
                                 Title: Principal & Chief
                                        Financial Officer


            LAZARD FRERES & CO. LLC

                             by  Scott D. Hoffman
                                 ----------------------------
                                 Name: Scott D. Hoffman
                                 Title: Managing Director

                                  SCHEDULE III

                           Lazard Board of Lazard LLC

                     Set forth below are the members of the Lazard Board of Lazard LLC, their business address, principal occupation and citizenship:


                                          Principal Occupation
Name                                      and Business Address                               Citizenship
----                                      --------------------                               -----------
Michel A. David-Weill                     Chairman of Lazard LLC and                         France
                                          Lazard Freres & Co. LLC
                                          Lazard Freres & Co. LLC
                                          30 Rockefeller Plaza
                                          New York, NY  10020, USA

Antoine Bernheim                          Investor                                           France
                                          Chairman of Assicurazioni Generali S.p.A.
                                          Lazard Freres S.A.S.
                                          121 Boulevard Haussmann
                                          75382 Paris Cedex 08 France

Francois Voss                             Managing Director of Lazard Freres S.A.S.France
                                          Lazard Freres S.A.S.
                                          121 Boulevard Haussmann
                                          75382 Paris Cedex 08 France

Didier Pfeiffer                           President du Conseil de Surveillance               France
                                          Fonds de Garantie des Assurances
                                          de Personnes
                                          30-32 rue de Taitbout
                                          75311 Paris Cedex 09 France

Alain Merieux                             President Directeur General (CEO)                  France
                                          BioMerieux S.A. and BioMerieux Alliance
                                          69280 Marcy L'Etoile
                                          France



                                       11

                                          Principal Occupation
Name                                      and Business Address                               Citizenship
----                                      --------------------                               -----------

Jean Guyot                                Investor                                           France
                                          Lazard Freres S.A.S.
                                          121 Boulevard Haussmann
                                          75382 Paris Cedex 08France


Bruno M. Roger                            Managing Director of Lazard Freres S.A.S.          France
                                          Lazard Freres S.A.S.
                                          121 Boulevard Haussmann
                                          75382 Paris Cedex 08 France

William R. Loomis, Jr.                    Chief Executive Officer and                        USA
                                          Managing Director of
                                          Lazard Freres & Co. LLC and
                                          Chief Executive Officer of Lazard LLC
                                          Lazard Freres & Co. LLC
                                          30 Rockefeller Plaza
                                          New York, NY  10020

David J. Verey                            Chairman, Managing Director                        United Kingdom
                                          and Executive Director of
                                          Lazard Brothers & Co., Limited
                                          Lazard Brothers & Co., Limited
                                          21 Moorfields
                                          London EC2P 2HT
                                          United Kingdom

Gerardo Braggiotti                        Managing Director of Lazard Freres                 Italy
                                          S.A.S., Lazard Freres & Co. LLC and
                                          Lazard Brothers & Co., Limited;
                                          Vice Chairman of Lazard AB Stockholm
                                          and Lazard & C. Srl; Member of Super-
                                          visory Board of Lazard & Co. GmbH;
                                          and Chairman of Lazard Asesores
                                          Financieras S.A.
                                          Lazard Freres S.A.S.
                                          121 Boulevard Haussmann
                                          75382 Paris Cedex 08 France

                                   SCHEDULE IV

        Executive Committee of Lazard Strategic Coordination Company LLC

                     Set forth below are the members of the Executive Committee of Lazard Strategic Coordination Company LLC, their business address, principal occupation and citizenship:

                                          Principal Occupation
Name                                      and Business Address                               Citizenship
----                                      --------------------                               -----------
Michel A. David-Weill                     Chairman of Lazard LLC and                         France
                                          Lazard Freres & Co. LLC
                                          Lazard Freres & Co. LLC
                                          30 Rockefeller Plaza
                                          New York, NY  10020, USA

Gerardo Braggiotti                        Managing Director of Lazard Freres                 Italy
                                          S.A.S., Lazard Freres & Co. LLC and
                                          Lazard Brothers & Co., Limited; Vice
                                          Chairman of Lazard AB Stockholm and
                                          Lazard & C. Srl; Member of Supervisory
                                          Board of Lazard & Co. GmbH; and Chair-
                                          man of Lazard Asesores Financieras S.A.
                                          Lazard Freres S.A.S.
                                          121 Boulevard Haussmann
                                          75382 Paris Cedex 08 France

Norman Eig                                Managing Director                                  USA
                                          of Lazard Freres & Co. LLC
                                          Lazard Freres & Co. LLC
                                          30 Rockefeller Plaza
                                          New York, NY  10020

Kenneth M. Jacobs                         Managing Director                                  USA
                                          of Lazard Freres & Co. LLC
                                          Lazard Freres & Co. LLC
                                          30 Rockefeller Plaza
                                          New York, NY  10020



                                       13

                                          Principal Occupation
Name                                      and Business Address                               Citizenship
----                                      --------------------                               -----------

William R. Loomis, Jr.                    Chief Executive Officer and                        USA
                                          Managing Director of
                                          Lazard Freres & Co. LLC and
                                          Chief Executive Officer of Lazard LLC
                                          Lazard Freres & Co. LLC
                                          30 Rockefeller Plaza
                                          New York, NY  10020

Georges Ralli                             Managing Director of Lazard Freres S.A.S.          France
                                          Lazard Freres S.A.S.
                                          121 Boulevard Haussmann
                                          75382 Paris Cedex 08 France

Bruno M. Roger                            Managing Director of Lazard Freres S.A.S.          France
                                          Lazard Freres S.A.S.
                                          121 Boulevard Haussmann
                                          75382 Paris Cedex 08 France


William J. Rucker                         Managing Director of Lazard Brothers               United Kingdom
                                          & Co., Limited
                                          Lazard Brothers & Co., Limited
                                          21 Moorfields
                                          London EC2P 2HT
                                          United Kingdom

David L. Tashjian                         Managing Director of Lazard Freres                 USA
                                          & Co. LLC
                                          Lazard Freres & Co. LLC
                                          30 Rockefeller Plaza
                                          New York, New York 10020

David J. Verey                            Chairman, Managing   Director                      United Kingdom
                                          and Executive Director of
                                          Lazard Brothers & Co., Limited
                                          Lazard Brothers & Co., Limited
                                          21 Moorfields
                                          London EC2P 2HT
                                          United Kingdom

EXHIBIT INDEX


Exhibit No.
-----------

Exhibit 1                 Letter Agreement, dated March 29, 2001
















                                       15